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                                                                      Exhibit 12


                        PXRE GROUP LTD. AND SUBSIDIARIES

             COMPUTATION OF RATIO OF CONSOLIDATED EARNINGS TO FIXED
             CHARGES AND RATIO OF CONSOLIDATED EARNINGS TO COMBINED
                     FIXED CHARGES AND PREFERRED DIVIDENDS
                         (In thousands, except ratios)
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

                                  Quarter Ended                                         Year Ended
                                     March 31,                                         December 31,
                              ----------------------        -------------------------------------------------------------------
                               2003           2002           2002            2001           2000           1999          1998
                              -------        -------        -------        --------       --------       --------       -------
Net income                    $23,607        $18,233        $64,545        $(17,967)      $(10,800)      $(42,139)      $ 2,679
Income taxes                    1,507          5,247         17,829          (4,532)       (12,006)       (13,149)       (1,661)
                              ----------------------        -------        --------       --------       --------       -------
                              $25,114        $23,480        $82,374        $(22,499)      $(22,806)      $(55,288)      $ 1,018
Fixed charges:
Interest expense                4,365          2,969         11,585          13,301         13,653         12,705        10,323
Appropriated portion
 (1/3) of rentals                 186            276          1,205             873            953            718           490
                              ----------------------        -------        --------       --------       --------       -------
  Total fixed charges           4,551          3,245         12,790          14,174         14,606         13,423        10,813
                              ----------------------        -------        --------       --------       --------       -------
Earnings (loss) before
 income taxes and fixed
 charges                      $29,665        $26,725        $95,164        $ (8,325)      $ (8,200)      $(41,865)       $11,831
                              ----------------------        -------        --------       --------       --------       -------
Preferred dividend
 requirements                 $ 3,181        $     0        $ 9,077        $      0       $      0       $      0       $     0
                              ----------------------        -------        --------       --------       --------       -------
Ratio of pre-tax income
 to net income                   1.06           1.29           1.28            1.25           2.11           1.31          0.38
                              ----------------------        -------        --------       --------       --------       -------
Preferred dividend factor     $ 3,384        $     0        $11,584        $      0       $      0       $      0       $     0
Total fixed charges             4,551          3,245         12,790          14,174         14,606         13,423        10,813
                              ----------------------        -------        --------       --------       --------       -------
Total fixed charges and
 preferred dividends          $ 7,935        $ 3,245        $24,374        $ 14,174       $ 14,606       $ 13,423       $10,813
                              ----------------------        -------        --------       --------       --------       -------
Ratio of earnings to
 fixed charges                   6.52           8.24           7.44           (0.59)         (0.56)         (3.12)         1.09
                              ----------------------        -------        --------       --------       --------       -------
Ratio of earnings to
 combined fixed charges
 and preferred dividends         3.74           8.24           3.90           (0.59)         (0.56)         (3.12)         1.09
                              ----------------------        -------        --------       --------       --------       -------
Deficiency in ratio                --             --             --          22,499         22,806         55,288            --
                              =======        =======        =======        ========       ========       ========       =======
Deficiency in combined ratio       --             --             --          22,499         22,806         55,288            --
                              =======        =======        =======        ========       ========       ========       =======
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